Exhibit 99.1

Investor and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Reports Second Quarter Financial Results

•	Net sales increase 5.0% and adjusted EBITDA increase 13.8% in second quarter of 2012

•	U.S. Essure-only sales grow 6.5% in second quarter of 2012 and 10.7% in first six months of 2012

•	Constant currency international sales up approximately 16% in second quarter of 2012

MOUNTAIN VIEW, Calif., July 31, 2012 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, today reported financial results for the three months ended June 30, 2012.

Net sales for the second quarter of 2012 were $35.5 million, an increase of 5.0% compared with net sales for the second quarter of 2011 of $33.8 million.

Net income for the second quarter of 2012 was $0.1 million, or $0.00 per diluted share. This compares with net income for the second quarter of 2011 of $0.5 million, or $0.01 per diluted share.

Adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the second quarter of 2012 were $6.6 million, an increase of 13.8% compared with adjusted EBITDA for the second quarter of 2011 of $5.8 million.

“Our second quarter financial results were solid across the board and reflect good progress on a variety of commercial initiatives to restore growth. While still investing heavily in future growth, we have also implemented more rigorous spending and investment disciplines in all areas of our business to increase operating leverage and profitability,” said D. Keith Grossman, president and chief executive officer of Conceptus. “We are executing the strategic, tactical and cultural changes as planned during this important transition year and expect to be very well positioned in 2013.”

Second Quarter Highlights

Total domestic sales were $26.1 million for the second quarter of 2012, compared with $24.8 million for the second quarter of 2011, representing an increase of $1.3 million or 5.2%. Essure-only domestic sales increased 6.5% during the second quarter.

In the second quarter of 2012, the Company expanded U.S. physician penetration by entering 377 physicians into preceptorship, certifying 273 physicians and transitioning 88 physicians to performing Essure procedures in the office setting. To date approximately 15,200 U.S. physicians have performed an Essure procedure.

International sales were $9.4 million for the second quarter of 2012, compared with $9.0 million for the second quarter of 2011, representing a gain of 4.4%. International growth was negatively impacted by unfavorable currency translation such that on a constant currency, growth would have been approximately 16%.

Gross profit was $29.1 million or 82.0% of net sales for the second quarter of 2012, compared with $27.7 million or 81.9% of net sales for the second quarter of 2011.

Operating expenses were $26.4 million for the second quarter of 2012, compared with $25.8 million for the second quarter of 2011. The year-over-year increase reflects costs attributable to the Company’s direct to consumer (“DTC”) advertising campaign, costs related to product development of the next-generation Essure device and clinical trials for the Essure Transvaginal Ultrasound confirmation study, partially offset by reduced expenses attributable to lower domestic sales headcount.

In the second quarter of 2012, the Company recorded an income tax provision of $1.5 million on pre-tax income of $1.6 million for the three months ended June 30, 2012. The significant tax rate increase was primarily due to an adjustment in tax deductions for equity-based compensation expense when the actual gain to the employee was less than the originally projected value of the option under stock-based compensation guidance. The resulting adjustment was taken through the tax provision for the three months ended June 30, 2012.

Cash, cash equivalents and investments were $60.9 million as of June 30, 2012, an increase of $0.8 million from March 31, 2012 and a decrease of $42.6 million from December 31, 2011. The Company generated positive cash flow from operations in the second quarter of 2012 of $0.7 million despite a much larger adjusted EBITDA, owing to an increase in working capital associated with the increase in sales. On February 15, 2012, the Company redeemed its 2027 senior convertible notes for cash including full principal and accrued interest of $36.6 million. In December 2011 $50.0 million of the original 2027 notes were refinanced and are due in 2031.

Six Month Highlights

For the six months ended June 30, 2012, Conceptus reported net sales of $64.5 million, an increase of 6.8% compared with the comparable period in 2011. Total domestic sales were $47.8 million for the six months ended June 30, 2012, compared with $43.7 million for the comparable period of 2011, representing an increase of $4.1 million or 9.4%. Essure-only domestic sales increased 10.7% for the six month period. International sales were $16.7 million for the six months ended June 30, 2012, compared with $16.7 million for the comparable period of 2011. International growth was negatively impacted by unfavorable currency translation such that on a constant currency, year to date growth would have been approximately 8%.

Gross profit for the six months ended June 30, 2012 was $53.0 million or 82.2% of net sales, compared with $49.1 million or 81.3% of net sales for the comparable period of 2011.

Operating expenses for the six months ended June 30, 2012 were $54.2 million, compared with $50.8 million for the comparable period of 2011, for an increase of 6.7%. This increase reflects costs attributable to the Company’s direct to consumer (“DTC”) advertising campaign, costs related to product development of the next-generation Essure device and clinical trials for the Essure Transvaginal Ultrasound confirmation study, partially offset by reduced expenses attributable to lower domestic sales headcount.

Net loss for the six months ended June 30, 2012 was $2.8 million, or ($0.09) per diluted share. This compares with net loss for the comparable period of 2011 of $2.5 million, or ($0.08) per diluted share.

Adjusted EBITDA for the six month ended June 30, 2012 were $6.6 million, an increase of 11.9% compared with adjusted EBITDA for the comparable period of 2011 of $5.9 million.

2012 Financial Guidance

Conceptus reaffirmed its 2012 financial guidance as follows:

•	Net sales: the Company expects 2012 net sales to be in the range of $140 million to $144 million. This is unchanged from the guidance provided on April 30, 2012.

•	Adjusted EBITDA: the Company expects 2012 adjusted EBITDA to be in the range of $26 million to $28 million. This is unchanged from the guidance provided on April 30, 2012.

“We are positioning the business to take advantage of recent positive developments, such as the market withdrawal of our direct competitor, and refocusing the organization to improve commercial execution. We expect our efforts to result in accelerating growth, particularly in our domestic market, and achievement of our annual financial guidance,” said Mr. Grossman. “We believe the opportunity to move Essure up the adoption curve towards the standard of care in permanent birth control has never been more achievable and we are confident in our ability to drive top-line growth and operating leverage over the long term.”

Conference Call

Conceptus will host an investment community conference call beginning at 4:30 p.m. Eastern time today to discuss results and answer questions. Conference call dial-in information is as follows:

•	U.S. callers: (888) 803-8296

•	International callers: (706) 634-1250

•	Conference ID Number (U.S. and international): 97249487

Individuals interested in listening to the live conference call via the Internet may do so by logging on to the Company’s website, www.conceptus.com.

A telephone replay will be available from 6:30 p.m. Eastern time on July 31, 2012, through 11:59 p.m. Eastern time on August 3, 2012. Replay dial-in information is as follows:

•	U.S. callers: (855) 859-2056

•	International callers: (404) 537-3406

•	Conference ID number (U.S. and international): 97249487

•	The replay will also be available at www.conceptus.com

Use of Non-GAAP Financial Measures

The Company has supplemented its GAAP net income/loss with a non-GAAP measure of adjusted EBITDA. Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the Company, facilitates a more meaningful comparison of results for current periods with previous operating results, and assists management in analyzing future trends, making strategic and business decisions and establishing internal budgets and forecasts. A reconciliation of non-GAAP adjusted EBITDA to GAAP net income/loss in the most directly comparable GAAP measure is provided in the schedule below.

There are limitations in using this non-GAAP financial measure because it is not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. This non-GAAP financial measure should not be considered in isolation or as a substitute for GAAP financial measures. Investors and potential investors should consider non-GAAP financial measures only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP and the reconciliations of the non-GAAP financial measure provided in the schedule below.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and approximately 660,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is the leader in the development of innovative device-based solutions in permanent birth control. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this press release include forward-looking statements, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2012, our ability to improve commercial execution and increase sales growth rates and profitability, and our ability to make the Essure procedure the standard of care in permanent birth control. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Conceptus, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net sales	$35,497	$33,805	$64,526	$60,375
Cost of goods sold	6,389	6,114	11,567	11,315

Gross profit	29,108	27,691	52,959	49,060

Operating expenses:
Research and development	2,185	1,669	4,688	3,430
Selling, general and administrative	24,249	24,107	49,468	47,399

Total operating expenses	26,434	25,776	54,156	50,829
Operating income (loss)	2,674	1,915	(1,197)	(1,769)
Interest and other income (expense), net	(1,074)	(1,626)	(2,514)	(3,173)

Income (loss) before provision (benefit) for income taxes	1,600	289	(3,711)	(4,942)
Provision (benefit) for income taxes	1,539	(165)	(934)	(2,468)

Net income (loss)	$61	$454	$(2,777)	$(2,474)

Basic income (loss) per share	$0.00	$0.01	$(0.09)	$(0.08)
Shares used in computing basic net income (loss)	31,425	31,190	31,365	31,167
Diluted income (loss) per share	$0.00	$0.01	$(0.09)	$(0.08)
Shares used in computing diluted net income (loss)	32,355	31,487	31,365	31,167

Conceptus, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$15,907	$42,237
Short-term investments	44,178	59,203
Accounts receivable, net	20,457	17,321
Inventories, net	4,638	4,187
Short-term deferred tax asset	5,560	4,735
Other current assets	5,804	6,655

Total current assets	96,544	134,338
Property and equipment, net	8,304	9,465
Intangible assets, net	21,168	23,092
Long-term investments	795	2,000
Goodwill	16,093	16,570
Long-term deferred tax asset	76,203	75,877
Other assets	1,936	2,242

Total assets	$221,043	$263,584

Total liabilities	65,207	109,458

Common stock and additional paid in capital	322,455	317,675
Other comprehensive loss	(3,557)	(3,264)
Accumulated deficit	(163,062)	(160,285)

Total stockholders’ equity	155,836	154,126

Total liabilities and stockholders’ equity	$221,043	$263,584

Conceptus, Inc.

Reconciliation of Net Income (loss) to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(Unaudited)

(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net Income (Loss), as reported	$61	$454	$(2,777)	$(2,474)
Adjustments to net income (loss):
Interest and other income (expense), net (a)	1,074	1,626	2,514	3,173
Provision (benefit) for income taxes	1,539	(165)	(934)	(2,468)
Amortization of intangibles (b)	899	819	1,802	1,632
Stock-based compensation (c)	1,690	1,727	3,385	3,422
Depreciation expense (d)	1,348	1,388	2,626	2,631

Adjustments to net income (loss)	6,550	5,395	9,393	8,390
Adjusted EBITDA	$6,611	$5,849	$6,616	$5,916

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

Conceptus, Inc.

Reconciliation of Forward-Looking Guidance For Non-GAAP

Financial Measures To Projected GAAP Net Income

(Unaudited)

	Twelve Months Ending
	December 31, 2012
	From	To
Net Income Guidance	$2,564	$3,704
Estimated Non-GAAP Guidance
Interest and other income (expense), net (a)	4,514	4,514
Provision for income taxes	3,095	3,955
Amortization of intangibles (b)	3,618	3,618
Stock-based compensation (c)	6,708	6,708
Depreciation expense (d)	5,501	5,501

Adjustments to net income	$23,436	$24,296
Adjusted EBITDA	$26,000	$28,000

(a)	Consists of interest from available-for-sale securities, interest expense associated with our convertible debt and foreign exchange currency transactions
(b)	Consists of amortization of intangible assets, primarily licenses and customer relationships
(c)	Consists of stock-based compensation in accordance with ASC 718
(d)	Consists of depreciation, primarily on property, plant and equipment

© 2012 Conceptus, Inc. – All rights reserved. Conceptus and Essure are trademarks or registered trademarks of Conceptus, Inc.

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